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                                                                   EXHIBIT 99(A)


                                     PROXY




         For consideration hereby acknowledged and received, I, Michael F. Daniels, owner of shares of the $0.01 par value common stock of Golf Entertainment, Inc. do hereby constitute and appoint Ronald G. Farrell as my proxy, to vote, as Mr. Farrell deems appropriate in his sole discretion, any and all of the shares of Golf Entertainment, Inc. owned by me at any annual or special meeting of shareholders of Golf Entertainment, Inc. and to execute on my behalf any consents required of shareholders. This proxy shall be deemed coupled with an interest, shall be irrevocable, and shall terminate on that date that is one year from the date hereof.




         Executed this 3rd day of ____________ May, 2000.




                                               /s/ Michael F. Daniels
                                               -------------------------
                                               Michael F. Daniels (SEAL)